                                                                      EXHIBIT 12

                    WARNER-LAMBERT COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                            YEARS ENDED DECEMBER 31,
                                                              ----------------------------------------------------
                                                               1993        1992       1991        1990       1989
                                                              ------      ------     ------      ------     ------
                                                                             (Dollars in millions)
Earnings before income taxes and accounting changes.........  $318.5      $858.2     $221.5      $680.7     $591.6
Add:
  Interest on indebtedness -- excluding amount
     capitalized............................................    64.2        80.8       58.2        68.7       55.6
  Amortization of debt expense..............................      .5          .6         .4          .3        1.0
  Interest factor in rent expense(a)........................    25.4        23.4       22.3        20.6       17.9
                                                              ------      ------     ------      ------     ------
     Adjusted Earnings......................................  $408.6      $963.0     $302.4      $770.3     $666.1
                                                              ------      ------     ------      ------     ------
                                                              ------      ------     ------      ------     ------
Fixed Charges:
  Interest on indebtedness..................................  $ 64.2      $ 80.8     $ 58.2      $ 68.7     $ 55.6
  Capitalized interest......................................     8.6         8.1        9.4         5.2        6.3
  Amortization of debt expense..............................      .5          .6         .4          .3        1.0
  Interest factor in rent expense(a)........................    25.4        23.4       22.3        20.6       17.9
                                                              ------      ------     ------      ------     ------
     Total Fixed Charges....................................  $ 98.7      $112.9     $ 90.3      $ 94.8     $ 80.8
                                                              ------      ------     ------      ------     ------
                                                              ------      ------     ------      ------     ------
Ratio of earnings to fixed charges..........................     4.1(b)      8.5        3.3(c)      8.1        8.2
                                                              ------      ------     ------      ------     ------
                                                              ------      ------     ------      ------     ------
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 (a) One  third of rental expense (which the company believes to be a reasonable approximation of the interest factor of such rental expense).

 (b) The company's ratio of earnings to  fixed charges for 1993 would have  been
     9.5 excluding the restructuring charge of $525.2 million.

 (c) The  company's ratio of earnings to fixed  charges for 1991 would have been
     9.4 excluding the restructuring charge of $544.0 million.

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